Exhibit 99(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Strategic Partners Style Specific Funds:

We consent to the incorporation by reference, in this registration statement, of our report dated September 27, 2004 on the statements of assets and liabilities, including the portfolios of investments, as of July 31, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for the year then ended of the Strategic Partners Style Specific Funds (comprised of Strategic Partners Large Capitalization Growth Fund, Strategic Partners Large Capitalization Value Fund, Strategic Partners Small Capitalization Growth Fund, Strategic Partners Small Capitalization Value Fund and Strategic Partners Total Return Bond Fund, hereafter referred to as the “Funds”).  The financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
November 17, 2004